SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G



             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B) AND (C) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)


                             VENUS EXPLORATION, INC.
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                                (NAME OF ISSUER)



                                  COMMON STOCK
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                         (TITLE OF CLASS OF SECURITIES)



                                   923333-10-8
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                                 (CUSIP NUMBER)


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CUSIP NO. 923333-10-8                                          PAGE 2 OF 6 PAGES

--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Stratum Group, L.P.
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 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [  ]
                                                                   (b)  [  ]

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 3.  SEC USE ONLY

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 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
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                           5.  SOLE VOTING POWER
  NUMBER OF                    1,100,000
    SHARES                 -----------------------------------------------------
BENEFICIALLY               6.  SHARED VOTING POWER
  OWNED BY                     0
    EACH                   -----------------------------------------------------
 REPORTING                 7.  SOLE DISPOSITIVE POWER
   PERSON                      1,100,000
    WITH                   -----------------------------------------------------
                           8.  SHARED DISPOSITIVE POWER
                               0
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,100,000
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                     [  ]
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.6%
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12.  TYPE OF REPORTING PERSON

     Partnership (PN)
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CUSIP NO. 923333-10-8                                          PAGE 3 OF 6 PAGES



ITEM 1(A). NAME OF ISSUER:

           Venus Exploration, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           1250 N.E. Loop 410
           San Antonio, TX 78209

ITEM 2(A). NAME OF PERSON FILING:

           Stratum Group, L.P.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:


ITEM 2(C). CITIZENSHIP:

           Delaware

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock

ITEM 2(E). CUSIP NUMBER:

           923333-10-8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D- 1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A: (Not Applicable)

     (a)  [_] Broker or dealer registered under Section 15 of the Act

     (b)  [_] Bank as defined in Section 3(a)(6) of the Act

     (c)  [_] Insurance Company as defined in Section 3(a)(19) of the Act

     (d) [_] Investment Company registered under Section 8 of the Investment Company Act

     (e) [_] Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940


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CUSIP NO. 923333-10-8                                          PAGE 4 OF 6 PAGES



     (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F)

     (g) [_] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7

     (h)  [_] Group, in accordance with Rule 13d-1(b)(ii)(H)

ITEM 4. OWNERSHIP.

     (a)  Amount beneficially owned:

          1,100,000 shares

     (b)  Percent of class:

          10.06%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                1,100,00

          (ii)  Shared power to vote or to direct the vote:

                -0-

          (iii) Sole power to dispose or to direct the disposition of:

                1,100,000

          (iv)  Shared power to dispose or to direct the disposition of:

                -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable


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CUSIP NO. 923333-10-8                                          PAGE 5 OF 6 PAGES



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not applicable

ITEM 10. CERTIFICATION.

         Not applicable



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CUSIP NO. 923333-10-8                                          PAGE 6 OF 6 PAGES







                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            December 18, 1998
                                            -----------------------------
                                            (Date)


                                             /s/ William D. Rapp
                                            -----------------------------
                                            (Signature)


                                            William D. Rapp
                                            Senior Vice President
                                            -----------------------------
                                            (Name/Title)